Exhibit 3.2

AMENDED AND RESTATED BYLAWS

OF UNITED CONTINENTAL HOLDINGS, INC.

ARTICLE 1

Definitions

As used in these Restated Bylaws, unless the context otherwise requires, the following terms shall have the following meanings:

1.1 “Assistant Secretary” means an Assistant Secretary of the Corporation.

1.2 “Assistant Treasurer” means an Assistant Treasurer of the Corporation.

1.3 “Board” means the Board of Directors of the Corporation.

1.4 “Chairman” means the Chairman of the Board of Directors.

1.5 “Change in Ownership” means any sale, disposition, transfer or issuance or series of sales, dispositions, transfers and/or issuances of shares of the capital stock by the Corporation or any holders thereof which results in any person or group of persons (as the term “group” is used under the Securities Exchange Act of 1934, as amended), other than the holders of Common Stock, owning capital stock of the Corporation possessing the voting power (under ordinary circumstances and without regard to cumulative voting rights) to elect a majority of the Board.

1.6 “Chief Executive Officer” means the Chief Executive Officer of the Corporation.

1.7 “Common Stock” means the Common Stock, par value $0.01 per share, of the Corporation.

1.8 “Corporation” means United Continental Holdings, Inc.

1.9 “DGCL” means the General Corporation Law of the State of Delaware, as amended from time to time.

1.10 “Director” means a member of the Board.

1.11 “Effective Time” means the date and time of the filing with the Secretary of State of the State of Delaware of the Certificate of Merger (as defined in the Merger Agreement) consummating the Merger (or such later time as may be agreed by the parties to the Merger Agreement and specified in the Certificate of Merger).

1.12 “Entire Board” means all Directors who would be in office if there were no vacancies.

1.13 “Entire Committee” means, with respect to any committee, all members of such committee who would serve on such committee if there were no vacancies.

1.14 “Fundamental Change” means the occurrence of any of the following: (a) any sale, transfer or disposition of more than 50% of the property or assets of the Corporation and its subsidiaries on a consolidated basis (measured either by book value in accordance with generally accepted accounting principles consistently applied or by fair market value determined in the reasonable good faith judgment of the Board) in any transaction or series of transactions (other than sales in the ordinary course of business) and (b) any merger or consolidation to which the Corporation is a party, except for (x) a merger which is effected solely to change the state of incorporation of the Corporation or (y) a merger in which the Corporation is the surviving person and, after giving effect to such merger, the holders of the capital stock of the Corporation as of the date immediately prior to the merger or consolidation shall continue to own the outstanding capital stock of the Corporation possessing the voting power (under ordinary circumstances) to elect a majority of the Board.

1.15 “General Counsel” means the General Counsel of the Corporation.

1.16 “Merger” means the merger of JT Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of the Corporation, with and into Continental Airlines, Inc., a Delaware corporation, pursuant to the Merger Agreement.

1.17 “Merger Agreement” means that certain Agreement and Plan of Merger dated as of May 2, 2010, by and among the Corporation, Continental Airlines, Inc. and JT Merger Sub Inc., as amended from time to time.

1.18 “Preferred Stock” means the Preferred Stock, without par value, of the Corporation.

1.19 “President” means the President of the Corporation.

1.20 “Restated Certificate” means the Restated Certificate of Incorporation of the Corporation, as amended from time to time.

1.21 “Restated Bylaws” means the Amended and Restated Bylaws of the Corporation, as amended from time to time.

1.22 “Secretary” means the Secretary of the Corporation.

1.23 “Stockholders” means the stockholders of the Corporation.

1.24 “Treasurer” means the Treasurer of the Corporation.

1.25 “Union Directors” means those directors of the Corporation elected by the holders of Class Pilot MEC Junior Preferred Stock and the Class IAM Junior Preferred Stock pursuant to Article Fourth, Parts II and III of the Restated Certificate.

1.26 “Vice Chairman” means a Vice Chairman of the Corporation.

1.27~~6~~ “Vice President” means a Vice President of the Corporation.

ARTICLE 2

Stockholders’ Meetings

2.1 Annual Meeting. A meeting of Stockholders shall be held annually for the election of Directors and the transaction of other business at an hour and date as shall be determined by the Board and designated in the notice of meeting.

2.2 Special Meetings. Subject to the Restated Certificate, a special meeting of the Stockholders may be called only by (a) both the Chief Executive Officer and the Chairman or (b) the Board, and at an hour and date as shall be determined by them. At any special meeting of Stockholders, no business other than that set forth in the notice thereof given pursuant to Section 2.4 may be transacted.

2.3 Place of Meetings. All meetings of Stockholders shall be held at such places, within or without the State of Delaware, as may from time to time be fixed by the Board or as specified or fixed in the respective notices. The Board may, in its sole discretion, determine that a meeting of the Stockholders shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 211(a)(2) of the DGCL (or any successor provision thereto). Any previously-scheduled meeting of the Stockholders may be postponed by action of the Board taken prior to the time previously scheduled for such annual meeting of Stockholders.

2.4 Notices of Stockholders’ Meetings. Except as otherwise provided in Section 2.5 or otherwise required by the Restated Certificate or applicable law, written notice of each meeting of Stockholders, whether annual or special, shall be given to each Stockholder required or permitted to take any action at, or entitled to notice of, such meeting not less than ten (10) nor more than sixty (60) days before the date on which the meeting is to be held, by delivering such notice to him or her, personally, by mail or by electronic transmission in the manner provided by law. If mailed, such notice shall be deemed to be given when deposited in the United States mail, with postage prepaid, directed to the Stockholder at his or her address as it appears on the stock ledger of the Corporation. Every notice of a meeting of Stockholders shall state the place, date and hour of the meeting and the purpose or purposes for which the meeting is called.

2.5 Waivers of Notice. Notwithstanding any other provision in these Restated Bylaws, notice of any meeting of Stockholders shall not be required as to any Stockholder who shall attend such meeting in person or be represented by proxy, except when such Stockholder attends such meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business at such meeting because the meeting is not lawfully called or convened. If any Stockholder shall, in person or represented by proxy, waive notice of any meeting, whether before or after such meeting, notice thereof shall not be required as to such Stockholder.

2.6 Quorum Requirements and Required Vote at Stockholder Meetings.

(a) Except as otherwise required by applicable law, the Restated Certificate or these Restated Bylaws, at all meetings of Stockholders the presence, in person or represented by proxy, of the holders of outstanding shares representing at least a majority of the total voting power entitled to vote at a meeting of Stockholders shall constitute a quorum for the transaction of business; provided, however, that where a separate vote of a class or classes or series of stock is required, the presence in person or represented by proxy of the holders of outstanding shares representing at least a majority of the total voting power of all outstanding shares of such class or classes or series shall constitute a quorum thereof entitled to take action with respect to such separate vote.

(b) Except as otherwise required by applicable law, the Restated Certificate or these Restated Bylaws, each holder of stock of the Corporation entitled to vote on any matter at any meeting of the Stockholders shall be entitled to one vote for each share of such stock standing in the name of such holder on the stock ledger of the Corporation on the record date for the determination of the Stockholders entitled to vote at the meeting. Except as otherwise required by applicable law, the Restated Certificate or these Restated Bylaws, including, without limitation, Section 3.3 hereof, the affirmative vote of a majority in voting power of the shares present in person or represented by proxy and entitled to vote on the subject matter at a meeting of Stockholders at which a quorum is present shall be the act of the Stockholders. Except as required by applicable law, the method of voting and the manner in which votes are counted shall be discretionary with the presiding officer at the meeting.

(c) The holders of a majority in voting power of the shares entitled to vote and present in person or represented by proxy at any meeting of Stockholders, whether or not a quorum is present, may adjourn such meeting to another time and place. At any such adjourned meeting at which a quorum shall be present, any business may be transacted that might have been transacted at the meeting as originally called. Unless otherwise required by applicable law, the Restated Certificate or these Restated Bylaws, no notice of an adjourned meeting need be given.

2.7 Proxies. Each Stockholder entitled to vote at a meeting of Stockholders may authorize another person or persons to act for him or her by proxy executed in writing by the Stockholder or as otherwise permitted by law, or by his or her duly authorized attorney-in-fact, but such proxy shall no longer be valid eleven months after the date of such proxy. Such proxy must be filed with the Secretary of the Corporation or his or her representative at or before the time of the meeting.

2.8 Inspectors. The Board by resolution shall appoint one or more inspectors, which inspector or inspectors may include individuals who serve the Corporation in other capacities, including, without limitation, as officers, employees, agents or representatives of the Corporation, to act at the meeting and make a written report thereof. One or more persons may be designated as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate has been appointed to act, or if all inspectors or alternates who have been appointed are unable to act, at the meeting of Stockholders, the chairman of the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before discharging his or her duties, shall take and sign an oath to execute faithfully the duties of inspector with strict impartiality and according to the best of his or her ability. The inspectors shall have the duties prescribed by the DGCL. The chairman of the meeting shall fix and announce at the meeting the time of the opening and the closing of the polls for each matter upon which the Stockholders will vote at a meeting.

2.9 Conduct of Stockholders’ Meetings. The Chief Executive Officer or the Chairman of the Board, as designated by the Board, or, in their absence or the absence of any such designation, the appointee of the presiding officer of the meeting, shall preside at all meetings of Stockholders and may establish such rules of procedure for conducting the meetings as he or she deems fair and reasonable. The Secretary, or in his or her absence an Assistant Secretary, or if none be present, the appointee of the presiding officer of the meeting, shall act as secretary of the meeting.

2.10 Notice of Stockholder Business and Nominations.

(a) Annual Meetings of Stockholders.

(1) Nominations of persons for election to the Board and the proposal of other business to be considered by the Stockholders may be made at an annual meeting of Stockholders only (A) if brought before the meeting by the Corporation and specified in the Corporation’s notice of meeting delivered pursuant to Section 2.4, (B) if brought before the meeting by or at the direction of the Board or (C) if brought before the meeting by a Stockholder who (i) was a Stockholder of record (and, with respect to any beneficial owner, if different, on whose behalf any nomination or proposal is made, only if such beneficial owner was the beneficial owner of shares of capital stock of the Corporation) both at the time of giving of notice provided for in this Section 2.10, and at the time of the meeting, (ii) is entitled to vote at the meeting, and (iii) has complied with this Section 2.10 as to such nominations or other business. Except for proposals properly made in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (as so amended and inclusive of such rules and regulations, the “Exchange Act”), and included in the notice of meeting given by or at the direction of the Board, the foregoing clause (C) shall be the exclusive means for a Stockholder to propose business to be considered or to propose any nominations of persons for election to the Board at an annual meeting of the Stockholders.

(2) Without qualification, for any nominations of persons for election to the Board or other business to be properly brought before an annual meeting by a Stockholder, in each case, pursuant to clause (C) of paragraph (a)(1) of this Section 2.10, the Stockholder must (x) have given timely notice thereof in writing and in proper form to the Secretary of the Corporation and (y) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.10. To be timely, a Stockholder’s notice shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not more than 120 days and not less than 90 days prior to the one-year anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days, or delayed by more than 60 days, from such anniversary date, notice by the Stockholder to be timely must be so delivered, or mailed and received, not later than the close of business on the tenth day following the day on which public announcement of the date of such annual meeting is first made by the Corporation. In no event shall any adjournment of an annual meeting or the announcement thereof commence a new time period (or extend any time period) for the giving of a Stockholder’s notice. For purposes of this Section 2.10, the term “Proposing Person” means (i) the Stockholder providing the notice of a proposed nomination or other business proposed to be brought before a meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the proposed nomination or other business proposed to be brought before a meeting is made, and (iii) any affiliate or associate (for purposes of these Bylaws, each within the meaning of Rule 12b-2 under the Exchange Act) of such Stockholder or beneficial owner.

(3) To be in proper form, a Stockholder’s notice (whether given pursuant to paragraph (a)(2) or paragraph (b) of this Section 2.10) shall set forth:

(A)	As to each Proposing Person:

(i)	the name and address of such Proposing Person (including, if applicable, the name and address that appear on the Corporation’s stock ledger); and

(ii)	the class or series and number of shares of capital stock of the Corporation that are, directly or indirectly, owned of record or beneficially (within the meaning of Rule 13d-3 under the Exchange Act) by such Proposing Person, except that such Proposing Person shall in all events be deemed to beneficially own any shares of any class or series of the capital stock of the Corporation as to which such Proposing Person has a right to acquire beneficial ownership at any time in the future (the disclosures to be made pursuant to the foregoing clauses (i) and (ii) are referred to as “Stockholder Information”);

(B)	As to each Proposing Person:

(i)	any derivative, swap or other transaction or series of transactions engaged in, directly or indirectly, by such Proposing Person, the purpose or effect of which is to give such Proposing Person economic risk similar to ownership of shares of any class or series of the capital stock of the Corporation, including due to the fact that the value of such derivative, swap or other transaction is determined by reference to the price, value or volatility of any shares of any class or series of the capital stock of the Corporation, or which derivative, swap or other transactions provide, directly or indirectly, the opportunity to profit from any increase in the price or value of shares of any class or series of the capital stock of the Corporation (“Synthetic Equity Interests”), which such Synthetic Equity Interests shall be disclosed without regard to whether (x) such derivative, swap or other transactions convey any voting rights in such shares to such Proposing Person, (y) the derivative, swap or other transactions are required to be, or are capable of being, settled through delivery of such shares or (z) such Proposing Person may have entered into other transactions that hedge or mitigate the economic effect of such derivative, swap or other transaction;

(ii)	any proxy (other than a revocable proxy or consent given in response to a solicitation made pursuant to, and in accordance with, Section 14(a) of the Exchange Act by way of a solicitation statement filed on Schedule 14A), agreement, arrangement, understanding or relationship pursuant to which such Proposing Person has or shares a right to vote any shares of any class or series of the capital stock of the Corporation;

(iii)	any agreement, arrangement, understanding or relationship, including any repurchase or similar so-called “stock borrowing” agreement or arrangement, engaged in, directly or indirectly, by such Proposing Person, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of shares of any class or series of the capital stock of the Corporation by, manage the risk of share price changes for, or increase or decrease the voting power of, such Proposing Person with respect to the shares of any class or series of the capital stock of the Corporation, or which provides, directly or indirectly, the opportunity to profit from any decrease in the price or value of the shares of any class or series of the capital stock of the Corporation (“Short Interests”);

(iv)	any rights to dividends on the shares of any class or series of the capital stock of the Corporation owned beneficially by such Proposing Person that are separated or separable from the underlying shares of the Corporation;

(v)	any performance related fees (other than an asset based fee) that such Proposing Person is entitled to based on any increase or decrease in the price or value of shares of any class or series of the capital stock of the Corporation, or any Synthetic Equity Interests or Short Interests, if any; and

(vi)	any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the nomination for election of Directors or the other business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act (the disclosures to be made pursuant to the foregoing clauses (i) through (vi) are referred to as “Disclosable Interests”); provided, however, that Disclosable Interests shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the Stockholder of record directed to prepare and submit the information required by this Section 2.10 on behalf of a beneficial owner.

(C)	As to each person, if any, whom a Proposing Person proposes to nominate for election or reelection as a Director:

(i)	all information with respect to such proposed nominee that would be required to be set forth in a Stockholder’s notice pursuant to this Section 2.10 if such proposed nominee were a Proposing Person;

(ii)	all information relating to such proposed nominee that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of Directors in a contested election pursuant to Section 14(a) under the Exchange Act (including such proposed nominee’s written consent to being named in the proxy statement as a nominee and to serving as a Director if elected); and

(iii)	a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among any Proposing Person, on the one hand, and each proposed nominee and his or her respective affiliates and associates, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if such Proposing Person were the “registrant” for purposes of such rule and the proposed nominee were a Director or executive officer of such registrant; and

(D)	As to any business other than nominations for election of Directors that a Proposing Person proposes to bring before an annual meeting:

(i)	a reasonably brief description of the business desired to be brought before the annual meeting, the reasons for conducting such business at the annual meeting and any material interest in such business of any Proposing Person;

(ii)	the text of the proposal or business (including the text of any resolutions proposed for consideration); and

(iii)	a reasonably detailed description of all agreements, arrangements and understandings (x) between or among any of the Proposing Persons and (y) between or among any Proposing Person and any other record or beneficial owner of capital stock of the Corporation (including their names) in connection with the proposal of such business by such Stockholder.

(4) A Stockholder providing notice of a proposed nomination for election to the Board or other business proposed to be brought before a meeting (whether given pursuant to paragraph (a)(2) or paragraph (b) of this Section 2.10) shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice shall be true and correct as of the record date for the meeting and as of the date that is ten business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than five business days after the record date for the meeting (in the case of the update and supplement required to be made as of the record date), and not later than eight business days prior to the date for the meeting or, if practicable, any adjournment of postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten business days prior to the meeting or any adjournment or postponement thereof). The Corporation may also require any proposed nominee for election to the Board to furnish such other information (i) as may be reasonably required by the Corporation to determine the eligibility of such proposed nominee to serve as an independent Director of the Corporation in accordance with the Corporation’s corporate governance guidelines as then in effect or (ii) that could be material to a reasonable Stockholder’s understanding of the independence, or lack thereof, of such proposed nominee.

(5) Notwithstanding anything in paragraph (a)(2) of this Section 2.10 to the contrary, in the event that the number of Directors to be elected to the Board at the annual meeting is increased and there is no public announcement by the Corporation naming all of the nominees for Director or specifying the size of the increased Board made by the Corporation at least ten days before the last day a Stockholder could otherwise deliver a notice of nomination in accordance with such paragraph (a)(2) of this Section 2.10, a Stockholder’s notice required by this Section 2.10 shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than the close of business on the tenth day following the day on which such public announcement is first made by the Corporation.

(b) Special Meeting of Stockholders.

Only such business shall be conducted at a special meeting of Stockholders as shall have been properly brought before the meeting in accordance with Section 2.2. Nominations of persons for election to the Board may be made at a special meeting of Stockholders at which Directors are properly to be elected only (1) by or at the direction of the Board or (2) by any Stockholder who (A) was a Stockholder of record (and, with respect to any beneficial owner, if different, on whose behalf any nomination is made, only if such beneficial owner was the beneficial owner of shares of the Corporation) both at the time of giving of notice provided for in this Section 2.10 and at the time of the meeting, (B) is entitled to vote at the meeting and (C) complied with this paragraph (b) and paragraph (a)(3) of this Section 2.10 as to such nominations. Without qualification, in order for a Stockholder to present any nominations of persons for election to the Board at such a special meeting, pursuant to clause (2) of this paragraph (b), the Stockholder must (x) have given timely notice thereof in writing and in proper form to the Secretary of the Corporation (which notice shall include disclosure of the information that is required by the applicable provisions of paragraph (a)(3) of this Section 2.10) and (y) provide any updates or supplements to such notice at the times and in the forms required by paragraph (a)(4) of this Section 2.10. To be timely, a Stockholder’s notice shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not earlier than the one hundred twentieth day prior to the date of such special meeting and not later than the close of business on the later of (x) the ninetieth day prior to the date of such special meeting and (y) the tenth day following the day on which public announcement is first made of the date of such special meeting and of the nominees proposed by the Board to be elected at such special meeting. In no event shall any adjournment of a special meeting or the announcement thereof commence a new time period (or extend any time period) for the giving of a Stockholder’s notice as described above.

(c) General.

(1) Subject to the rights, if any, of the holders of any series of Preferred Stock to elect additional Directors as may be provided in a designation of rights relating to such series of Preferred Stock, including the holders of the Class Pilot MEC Junior Preferred Stock and the Class IAM Junior Preferred Stock pursuant to Article Fourth, Parts II and III of the Restated Certificate, only persons who are nominated in accordance with this Section 2.10 shall be eligible to serve as Directors and only such business as shall have been brought before the meeting in accordance with this Section 2.10 shall be conducted at a meeting of Stockholders. Nominations for Union Directors shall be made only by the holders of the Class Pilot MEC Junior Preferred Stock and the Class IAM Junior Preferred Stock, and then only in accordance with the procedures and qualification requirements of the Restated Certificate and any stockholder agreements applicable to such nomination process. Except as otherwise provided by law, the Restated Certificate or these Restated Bylaws, the chairman of the meeting shall have the power and duty to determine whether such nomination or business was made in compliance with this Section 2.10 and, if such proposed nomination or business is deemed not to have been properly made, to declare that such nomination or proposal has not been properly brought before the meeting and shall be disregarded and declared to be out of order.

(2) For purposes of this Section 2.10, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

(3) Notwithstanding the foregoing provisions of this Section 2.10, a Stockholder shall also comply with all applicable requirements of the Exchange Act with respect to the matters set forth in this Section 2.10. This Section 2.10 is expressly intended to apply to any business proposed to be brought before a meeting of Stockholders other than any proposal made pursuant to Rule 14a-8 under the Exchange Act. Nothing in this Section 2.10 shall be deemed to affect any rights of Stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

2.11 List of Stockholders. It shall be the duty of the Secretary or other officer who has charge of the stock ledger to prepare and make, at least ten (10) days before each annual or special meeting of the Stockholders, a complete list of the Stockholders entitled to vote at such meeting, arranged in alphabetical order, and showing the address of each Stockholder and the number of shares registered in such Stockholder’s name. Such list shall be produced and kept available at the times and places required by law. The stock ledger shall be the only evidence as to which Stockholders are the Stockholders entitled to examine the stock ledger or the list required by this Section 2.11, or to vote in person or by proxy at such meeting of the Stockholders.

2.12 Remote Communication. For the purposes of these Restated Bylaws, if authorized by the Board in its sole discretion, and subject to such guidelines and procedures as the Board may adopt, Stockholders and proxyholders may, by means of remote communication:

(a) participate in a meeting of Stockholders; and

(b) be deemed present in person and vote at a meeting of Stockholders whether such meeting is to be held at a designated place or solely by means of remote communication, provided that (i) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a Stockholder or proxyholder, (ii) the Corporation shall implement reasonable measures to provide such Stockholders and proxyholders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the Stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (iii) if any

Stockholder or proxyholder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the Corporation.

ARTICLE 3

Board Of Directors

3.1 Number and Term of Office. The number and term of office of Directors on the Board shall be determined as provided in the Restated Certificate.

3.2 Powers. The Board may, except as otherwise provided in the Restated Certificate or the DGCL, exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

3.3 Election. Except as otherwise required by applicable law or the Restated Certificate, and notwithstanding Section 2.6(b) hereof, Directors shall be elected by a plurality of the votes cast at a meeting of Stockholders by the holders of shares entitled to vote on their election.

3.4 Place of Meetings. Meetings of the Board may be held either within or without the State of Delaware at such place as is indicated in the notice or waiver of notice thereof. It is intended that a majority of the in-person Board meetings in each calendar year shall be held in the Greater Chicago Metropolitan Area.

3.5 Organization Meeting. The Board shall meet as soon as practicable after each annual meeting of Stockholders at the place of such annual meeting for the purpose of organization and the transaction of other business. No notice of such meeting of the Board shall be required. Such organization meeting may be held at any other time or place specified in a notice given as hereinafter provided for special meetings of the Board, or in a consent and waiver of notice thereof, signed by all of the Directors.

3.6 Stated Meetings. The Board shall from time to time, by resolution adopted by the affirmative vote of at least a majority of the votes entitled to be cast by the Entire Board, appoint the time and place for holding stated meetings of the Board; and such meetings shall thereupon be held at the time and place so appointed, without the giving of any special notice with regard thereto. Any and all business may be transacted at any stated meeting.

3.7 Special Meetings. Special meetings of the Board shall be held whenever called by the Secretary of the Board, at the direction of any three Directors, or by the Chairman, or, in the event that the office of the Chairman is vacant, by the Chief Executive Officer, or in the event that the office of the Chairman and Chief Executive Officer are vacant, by the President. Notice of a special meeting shall set forth a description of such meeting and be sent to the Directors as provided in Section 3.8.

3.8 Notices of Board Meetings. Notice of any meeting shall be sent to each Director at his or her residence or usual place of business either (a) by reputable overnight delivery service in circumstances to which such service guarantees next day delivery, not later than on the day that is the second business day immediately preceding the day of such meeting, or (b) by facsimile, telex, telegram or electronic mail, not later than twenty-four (24) hours before the time of such meeting. If sent by overnight delivery service, such notice shall be deemed to be given when delivered to such service; if sent by facsimile, telex, telegram or electronic mail, such notice shall be deemed to be given when transmitted. Notice of any meeting of the Board need not however be given to any Director, if waived by him or her in writing or if, subject to applicable law, he or she shall be present at the meeting. Any meeting of the Board shall be a legal meeting without any notice thereof having been given if all of the Directors shall be present thereat, except when a Director attends a meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened.

3.9 Quorum and Manner of Acting. Except as otherwise required by applicable law, the Restated Certificate or these Restated Bylaws, the presence at any organization, stated or special meeting of Directors having at least a majority of the votes entitled to be cast by the Entire Board shall constitute a quorum for the transaction of business; and, except as otherwise required by applicable law, the Restated Certificate or these Restated Bylaws, the affirmative vote of a majority of the votes entitled to be cast by the Directors present at any meeting at which a quorum is present shall be the act of the Board. In the absence of a quorum, the affirmative vote of a majority of the votes entitled to be cast by the Directors present may adjourn any meeting, from time to time, until a quorum is present.

3.10 Telephone Meetings. Directors or members of any committee of the Board may participate in a meeting of the Board or of such committee by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this Section 3.10 shall constitute presence in person at such meeting.

3.11 Chairman of the Board Pro Tempore. In the absence of both the Chairman and the Chief Executive Officer at any meeting of the Board, the Board may appoint from among its members a Chairman of the Board pro tempore, who shall preside at such meeting, except where otherwise provided by law.

3.12 Resignation. Any Director may resign at any time upon notice given in writing or by electronic transmission to the Corporation. Any such resignation shall take effect at the time received by the Corporation, unless the resignation specifies a later effective date or an effective date determined upon the happening of one or more events.

3.13 Removal of Directors. Any Director or the entire Board may be removed with or without cause as provided under the DGCL.

3.14 Vacancies and Newly Created Directorships. Except as otherwise provided in the Restated Certificate, vacancies and newly created directorships resulting from any increase in the authorized number of Directors may be filled by a majority of the Directors then in office, even if less than a quorum, or by a sole remaining Director, and the Directors so chosen shall hold office until the next election of Directors and until their successors are duly elected and qualified or until earlier resignation or removal. If there are no Directors in office, then an election of Directors may be held in the manner provided by statute.

3.15 Directors’ Fees. The Board shall have authority to determine, from time to time, the amount of compensation that shall be paid to its members for attendance at meetings of the Board or of any committee of the Board, which compensation may be payable currently or deferred.

3.16 Action Without Meeting. Any action required or permitted to be taken at any meeting of the Board or any committee of the Board may be taken without a meeting if all of the members of the Board or of any such committee, as the case may be, consent thereto in writing, by electronic transmission or transmissions, or as otherwise permitted by law and, if required by law, the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board or of such committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

ARTICLE 4

Board Committees

4.1 Designation.

(a) Except as otherwise provided in the Restated Certificate, the Board may, by resolution adopted by the affirmative vote of at least a majority of the votes entitled to be cast by the Entire Board, designate one or more committees of the Board, each such committee to consist of one or more Directors, and at the Effective Time there shall be the following six committees: an Audit Committee, an Executive Committee, a Finance Committee, a Compensation Committee, a Nominating/Governance Committee and a Public Responsibility Committee. Except as otherwise provided in the Restated Certificate, unless sooner discharged by the affirmative vote of a majority of the votes entitled to be cast by the Entire Board, members of each committee of the Board shall hold office until the organization meeting of the Board in the next subsequent year and until their respective successors are appointed.

(b) So far as practicable, members of each committee of the Board shall be appointed annually at the organization meeting of the Board. The Board may designate one or more Directors as alternate members of any committee of the Board, who may replace any absent or disqualified member at any meeting of such committee. The Nominating/Governance Committee of the Board shall have the power to recommend to the Board a chairman of each committee of the Board by the affirmative vote of a majority of the votes entitled to be cast by all of the members of the Nominating/Governance Committee. The Board shall have the power to appoint one of its members to act as chairman of each committee of the Board.

(c) Notwithstanding the foregoing, except as required by law or otherwise provided in these Restated Bylaws, no committee of the Board will have the authority to (i) issue dividends, distributions or securities, except for issuances of cash or securities pursuant to employee benefit plans; (ii) to approve a Fundamental Change or Change in Ownership, except as may be required in the exercise of fiduciary duties; (iii) to take any action that would require the approval of the Stockholders pursuant to the DGCL; (iv) elect any officer designated as such in Section 5.1 or to fill any vacancy in any such office; (v) designate the Chief Executive Officer or the Chairman of the Board; (vi) fill any vacancy in the Board or any newly created Directorship; (vii) amend these Restated Bylaws; (viii) take any action that under these Restated Bylaws is required to be taken by vote of a specified proportion of the Entire Board or of the Directors at the time in office; or (ix) take any action, the power or authority for which is reserved for the Entire Board pursuant to Section 141(c)(2) of the DGCL, except as otherwise set forth in such Section 141(c)(2).

4.2 Meetings.

(a) Stated meetings of any committee of the Board shall be held at such times and at such places as shall be fixed, from time to time, by resolution adopted by the Board or by the affirmative vote of a majority of the votes entitled to be cast by the members of such committee of the Board and upon notification pursuant to Section 4.3 to all the members of such committee. Any and all business may be transacted at any stated meeting of any committee of the Board.

(b) Special meetings of any committee of the Board may be called at any time by the chairman of such committee or by any two members of such committee. Notice of a special meeting of any committee of the Board shall set forth a description of the business to be transacted at such meeting and be sent to the members of such committee of the Board as provided in Section 4.3.

4.3 Notice of Board Committee Meetings. Notice of any meeting of any committee of the Board shall be sent to each member of such committee at his or her residence or usual place of business either (a) by reputable overnight delivery service in circumstances to which such service guarantees next day delivery, not later than on the day that is the second business day immediately preceding the day of such meeting, or (b) by facsimile, telex, telegram or electronic mail, not later than twenty-four (24) hours before the time of such meeting. If sent by overnight delivery service, such notice shall be deemed to be given when delivered to such service; if sent by facsimile, telex, telegram or electronic mail, such notice shall be deemed to be given when transmitted. Notice of any meeting of a committee of the Board need not however be given to any member of such committee, if waived by him or her in writing or if, subject to applicable law, he or she shall be present at the meeting. Any meeting of a committee of the Board shall be a legal meeting without any notice thereof having been given if all of the members shall be present thereat except when a Director attends a meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened.

4.4 Place of Meetings. Meetings of any committee of the Board may be held either within or without the State of Delaware.

4.5 Quorum and Voting Requirements of Board Committees.

(a) The presence of Directors entitled to cast at least a majority of the aggregate number of votes entitled to be cast by all Directors on a committee of the Board shall constitute a quorum for the transaction of business, and any act of a committee of the Board shall require the affirmative vote of at least a majority of the votes entitled to be cast by the Directors present at a meeting of such committee at which a quorum is present.

(b) The members of any committee of the Board shall act only as a committee of the Board, and the individual members of the Board shall have no power as such.

4.6 Records. Each committee of the Board shall keep a record of its acts and proceedings and shall report the same, from time to time, to the Board. The Secretary, or, in his or her absence, an Assistant Secretary, shall act as secretary to each committee of the Board, or a committee of the Board may, in its discretion, appoint its own secretary.

4.7 Vacancies. Except as otherwise provided in the Restated Certificate, any vacancy in any committee of the Board shall be filled by a majority of the Directors then in office.

4.8 Committee Procedure. The Board by resolution or resolutions shall establish the rules of procedure to be followed by each committee, which shall include a requirement that such committee keep regular minutes of its proceedings and deliver to the Secretary the same.

4.9 Executive Committee.

(a) In addition to any requirements set forth in the Restated Certificate or these Restated Bylaws, an Executive Committee shall be appointed, to consist of the Chairman, the Chief Executive Officer and three or more other Directors; provided, however, that at least a majority of the Executive Committee shall consist of Directors who are neither officers nor employees of the Corporation or of any of its affiliated corporations.

(b) Subject to the provisions of the DGCL and these Restated Bylaws, the Executive Committee shall have and may exercise all the powers of the Board in the management of the business and affairs of the Corporation, including, without limitation, the power to authorize the seal of the Corporation to be affixed to all papers that may require it, but excluding any powers granted by the Board to any other committee of the Board.

(c) Subject to any provision in the Restated Certificate or the DGCL, any action herein authorized to be taken by the Executive Committee and which is duly taken by it in accordance herewith shall have the same effect as if such action were taken by the Board.

ARTICLE 5

Officers, Employees and Agents:

Powers And Duties

5.1 Officers. The officers of the Corporation, who shall be elected by the Board, may be a Chairman of the Board (who shall be a Director), a Treasurer and one or more Assistant Treasurers, and shall be a Chief Executive Officer, a President, one or more Vice Chairmen, one or more Vice Presidents (who may be further classified by such descriptions as “executive,” “senior,” “assistant,” “staff” or otherwise, as the Board shall determine), a General Counsel, a Secretary and one or more Assistant Secretaries. The Board may also elect, and may delegate power to appoint, such other officers and select such other employees or agents as, from time to time, may appear to be necessary or advisable in the conduct of the affairs of the Corporation. Any officer may also be elected to another office or offices.

5.2 Term of Office. Subject to the provisions of the Restated Certificate or these Restated Bylaws, so far as practicable, each officer shall be elected at the organization meeting of the Board in each year, and shall hold office until the organization meeting of the Board in the next subsequent year and until his or her successor is chosen or until his or her earlier death, resignation or removal in the manner hereinafter provided.

5.3 Resignation and Removal of Officers. Any officer may resign at any time upon written notice to the Corporation. Subject to the provisions of Section 5.15~~4~~, any officer may be removed at any time, either for or without cause, by the affirmative vote of at least a majority of the votes entitled to be cast by the Entire Board, at any meeting called for that purpose. The Board may delegate such power of removal as to officers, agents and employees not appointed by the Board. Such removal shall be without prejudice to a person’s contract rights, if any, but the appointment of any person as an officer, agent or employee of the Corporation shall not of itself create contract rights.

5.4 Vacancies. If any vacancy occurs in any office, the Board may elect a successor to fill such vacancy for the remainder of the term.

5.5 Chairman of the Board.

(a) The Board may elect a Director as Chairman of the Board.

(b) The Chairman shall preside at all meetings of the Board at which he or she may be present. The Chairman shall have such other powers and duties as he or she may be called upon by the Board to perform.

(c) Notwithstanding the foregoing, Glenn F. Tilton shall serve as the Chairman of the Board until the earlier of (i) December 31, 2012, or the date that is two years after the Effective Time, whichever is later, and (ii) that date on which Mr. Tilton resigns, is removed pursuant to these Restated Bylaws or dies (the earlier of (i) and (ii), the “Chairman Succession Date”), at which time the Board shall take all actions necessary to cause Jeffery A. Smisek to become, and Mr. Smisek shall become, the Chairman of the Board, unless (x) the Nominating/Governance Committee, acting by a vote of a majority of the Entire Committee, recommends to the Board that such actions not be taken by the Board and (y) the Board, acting by a vote of a majority of the Entire Board, accepts such recommendation.

5.6 Chief Executive Officer. The Chief Executive Officer shall have general and active control of the business and affairs of the Corporation and, in the absence of the Chairman (or if there be none), he or she shall preside at all meetings of the Board. He or she shall have general power (a) to execute bonds, deeds and contracts in the name of the Corporation, (b) to affix the corporate seal, (c) to sign stock certificates, (d) subject to the provisions of the Restated Certificate, these Restated Bylaws and the approval of the Board, to select all employees and agents of the Corporation whose selection is not otherwise provided for and to fix the compensation thereof, (e) to remove or suspend any employee or agent who shall not have been selected by the Board, (f) to suspend for cause, pending final action by the Board any employee or agent who shall have been selected by the Board and (g) to exercise all the powers usually and customarily performed by the chief executive officer of a corporation. Notwithstanding the foregoing, Mr. Smisek shall be the Chief Executive Officer of the Corporation as of the Effective Time.

5.7 President. The President, if not designated as Chief Executive Officer of the Corporation, shall perform such duties as are delegated by the Board, the Chairman or the Chief Executive Officer. In the event of an absence, disability or vacancy in the office of the Chief Executive Officer, the President shall act in the place of the Chief Executive Officer with authority to exercise all his or her powers and perform his or her duties.

5.8 Vice Chairmen. The Board may elect one or more officers designated as the Vice Chairman, but the appointment of one or more Vice Chairmen shall not be required. If one or more Vice Chairmen shall be elected, then each Vice Chairman shall have such powers and perform all such duties and services as may be assigned to or required of them, from time to time, by the Board, the Chairman or the Chief Executive Officer, respectively. In the event of the absence or disability of both the Chairman and the Chief Executive Officer, the President may designate one of the Vice Chairmen, or one of the several Vice Presidents, to act in his or her place with authority to exercise all of his or her powers and perform his or her duties, provided that the Board may change such designation, or if the President fails or is unable to make such designation, the Board may make such designation at a regular or special meeting called for that purpose.

5.9~~8~~ Vice Presidents and Other Officers. The several Vice Presidents and other elected officers, including, without limitation, the General Counsel, shall perform all such duties and services as shall be assigned to or required of them, from time to time, by the Board, or the Chief Executive Officer, respectively. In the event of the absence or disability of both the Chairman and the Chief Executive Officer, the President may designate one of the Vice Chairmen, or one of the several Vice Presidents, to act in his or her place with authority to exercise all of his or her powers and perform his or her duties, provided that the Board may change such designation, or if the President fails or is unable to make such designation, the Board may make such designation at a regular or special meeting called for that purpose.

5.10~~9~~ Secretary. The Secretary shall attend to the giving of notice of all meetings of Stockholders and the Board and shall keep and attest true records of all proceedings thereat. He or she shall have charge of the corporate seal and have authority to attest any and all instruments or writings to which the same may be affixed. He or she shall keep and account for all books, documents, papers and records of the Corporation, except those which are directed to be in charge of the Treasurer, and he or she may delegate responsibility for maintaining the stock ledger to any transfer agent or registrar appointed by the Board. He or she shall have authority to sign stock certificates and shall generally perform all the duties usually appertaining to the office of secretary of a corporation. In the absence of the Secretary, an Assistant Secretary or Secretary pro tempore shall perform his or her duties.

5.11~~0~~ Treasurer. The Treasurer, if any, shall be responsible for the collection, receipt, care, custody and disbursement of the funds of the Corporation and shall deposit or cause to be deposited all funds of the Corporation in and with such depositories as the Board shall, from time to time, direct. He or she shall have the care and custody of all securities owned by the Corporation, and shall deposit such securities with such banks or in such safe deposit vaults, and under such controls, as the Board shall, from time to time, direct. He or she shall disburse funds of the Corporation on the basis of vouchers properly approved for payment by the controller of the Corporation or his or her duly authorized representative. He or she shall be responsible for the maintenance of detailed records of cash and security transactions and shall prepare such reports thereof as may be required. He or she shall have the power to sign stock certificates and to endorse for deposit or collection or otherwise all checks, drafts, notes, bills of exchange or other commercial paper payable to the Corporation and to give proper receipts or discharges therefor. He or she shall have such other duties as are commonly incidental to the office of treasurer of a corporation. In the absence of the Treasurer, an Assistant Treasurer shall perform his or her duties.

5.12~~1~~ Additional Powers and Duties. In addition to the foregoing especially enumerated duties and powers, the officers of the Corporation shall perform such other duties and exercise such further powers as may be provided in these Restated Bylaws or as the Board may, from time to time, determine or as may be assigned to them by any competent superior officer.

5.13~~2~~ Compensation. Except as otherwise provided in the Restated Certificate, the compensation of all officers of the Corporation shall be fixed, from time to time, by the Board or the Compensation Committee, but this power may be delegated to any officer by the Board or the Compensation Committee in accordance with applicable law.

5.14~~3~~ Prohibition on Loans to Directors and Executive Officers. The Corporation shall not directly or indirectly extend or maintain credit, arrange for the extension of credit, or renew an extension of credit, in the form of a personal loan to or for any member of the Board or executive officer of the Corporation, as such terms are used in Section 13(k) of the Exchange Act and the rules and regulations promulgated thereunder.

5.15~~4~~ Required Board Vote for Removal or Diminution of Duties of Chairman or Chief Executive Officer. Notwithstanding any provision in these Restated Bylaws to the contrary, at any time prior to the Chairman Succession Date, the Board may not take any of the following actions, unless (x) the Nominating/Governance Committee, acting by a vote of a majority of the Entire Committee, recommends to the Board that such actions be taken by the Board and (y) the Board, acting by a vote of a majority of the Entire Board, accepts such recommendation: (a) the removal of Mr. Tilton from the position of Chairman, (b) the removal of Mr. Smisek from the position of Chief Executive Officer or (c) any material modification of the powers, duties or responsibilities of the Chairman or the Chief Executive Officer under these Restated Bylaws as of the Effective Time.

5.16~~5~~ Headquarters. The Corporation shall maintain its corporate headquarters and related corporate functions in the United Building Chicago, Illinois and maintain its airline operations headquarters in the Willis Tower in Chicago, Illinois. In addition, the Corporation shall maintain a significant presence in Houston, Texas.

ARTICLE 6

Stock And Transfers Of Stock

6.1 Stock Certificates. The Common Stock shall be uncertificated. The shares of the Corporation other than the Common Stock shall be represented by certificates or shall be uncertificated. The Board shall have the power and authority to make such rules and regulations as it may deem expedient concerning the issue, transfer and registration of uncertificated shares or certificates for shares of stock of the Corporation. Each certificate shall be signed by the Chairman or the President or a Vice Chairman or a Vice President, and by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary, certifying the number of certificated shares owned by such Stockholder in the Corporation. Any or all of the signatures on the certificate may be a facsimile. In case any officer, Transfer Agent or Registrar who has signed or whose facsimile signature has been placed upon a certificate shall cease to be such officer, Transfer Agent or

Registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, Transfer Agent or Registrar at the date of issuance.

6.2 Transfer Agents and Registrars. The Board may, in its discretion, appoint responsible banks or trust companies as the Board may deem advisable, from time to time, to act as Transfer Agents and Registrars of the stock of the Corporation; and, when such appointments shall have been made, no stock certificate shall be valid until countersigned by one of such Transfer Agents and registered by one of such Registrars.

6.3 Transfers of Stock. Transfers of shares of stock of the Corporation shall be made on the stock ledger of the Corporation only upon authorization by the record holder thereof or by such holder’s attorney, successor or assignee thereunto authorized by power of attorney (or other proper evidence of succession, assignment or authority to transfer) duly executed and filed with the Corporation’s Transfer Agent or Registrar. Except as otherwise provided in the Restated Certificate, and subject to any other transfer restriction applicable thereto, shares of certificated stock may be transferred by delivery of the certificates therefor, accompanied either by an assignment in writing on the back of the certificates or by written power of attorney to sell, assign and transfer the same with reasonable assurances given that such endorsement is genuine and that all applicable taxes thereon have been paid, signed by the record holder thereof; but no transfer shall affect the right of the Corporation to pay any dividend upon the stock to the holder of record thereof, or to treat the holder of record as the holder in fact thereof for all purposes, and no transfer shall be valid, except between the parties thereto, until such transfer shall have been made upon the books of the Corporation. No transfer of stock in violation of the provisions of Article Fourth, Part III, Section 1 or Article Fourth, Part IV, Section 1 of the Restated Certificate shall be valid as against the Corporation for any purpose.

6.4 Lost Certificates. In case any certificate of stock shall be lost, stolen or destroyed, the Board, in its discretion, may authorize the issuance of a substitute certificate in place of the certificate lost, stolen or destroyed and may cause such substitute certificate to be countersigned by the appropriate Transfer Agent (if any) and registered by the appropriate Registrar (if any), provided that, in each such case, the applicant for a substitute certificate shall furnish to the Corporation and to such of its Transfer Agents and Registrars as may require the same, evidence to their satisfaction, in their discretion, of the loss, theft or destruction of such certificate and of the ownership thereof, and also such security or indemnity as may be required by them.

6.5 Record Date.

(a) In order that the Corporation may determine the Stockholders entitled to notice of or to vote at any meeting of Stockholders or any adjournment thereof, or, subject to applicable law, to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board is authorized, from time to time, to fix, in advance, a record date, which shall not be more than sixty (60) nor less than ten (10) days before the date of such Stockholder meeting, nor more than sixty (60) days prior to any other action.

(b) A determination of Stockholders of record entitled to notice of or to vote at a meeting of Stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting.

(c) Only Stockholders that are Stockholders of record on the date so fixed shall be entitled to notice of, and to vote at, a meeting of Stockholders and any adjournment thereof or to receive payment of any dividend or other distribution or allotment of any rights or to exercise any rights in respect of any change, conversion or exchange of stock or for any other purpose, as applicable, notwithstanding any transfer of any stock on the stock ledger of the Corporation after any record date so fixed.

ARTICLE 7

Miscellaneous

7.1 Fiscal Year. The fiscal year of the Corporation shall be the calendar year.

7.2 Surety Bonds. The Treasurer, each Assistant Treasurer and such other officers or agents of the Corporation as the Board may direct, from time to time, shall be bonded for the faithful performance of their duties in such amounts and by such surety companies as the Board may determine. The premiums on such bonds shall be paid by the Corporation and the bonds so furnished shall be in the custody of the Chief Executive Officer or the chief financial officer.

7.3 Signature of Negotiable Instruments. All bills, notes, checks or other instruments for the payment of money shall be signed or countersigned by such officer or officers and in such manner as, from time to time, may be prescribed by resolution (whether general or special) of the Board.

7.4 Subject to Law and Restated Certificate. All powers, duties and responsibilities provided for in these Restated Bylaws, whether or not explicitly so qualified, are qualified by the provisions of the Restated Certificate and all applicable laws.

7.5 Voting of Stocks. Unless otherwise ordered by the Board of Directors, the Chairman of the Board, President and General Counsel shall each have full power and authority, in the name of and on behalf of the Corporation, to attend, act and vote at any meeting of stockholders of a corporation in which the Corporation may hold stock, and, in connection with any such meeting, shall possess and may exercise any and all rights and powers incident to the ownership of such stock which, as the owner thereof, the Corporation might possess and exercise. The Board of Directors from time to time may confer like powers upon any other person or persons.

7.6 Dividends. Dividends upon the capital stock may be declared by the Board at any regular or special meeting and may be paid in cash or in property or in shares of the capital stock. Before paying any dividend or making any distribution of profits, the Directors may set apart out of any funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may later or abolish any such reserve or reserves.

7.7 Corporate Seal. The seal of the Corporation shall be circular in form and shall bear, in addition to any other emblem or device approved by the Board, the name of the Corporation and the words “Corporate Seal” and “Delaware.” The seal may be used by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

ARTICLE 8

Amendments

8.1 Amendment of these Restated Bylaws. Except as herein otherwise expressly provided, these Restated Bylaws may be altered or repealed and new bylaws, not inconsistent with any provision of the Restated Certificate or applicable law, may be adopted, either (a) by the affirmative vote of at least a majority of the Directors voting at a meeting of the Board at which a quorum is present or (b) by the affirmative vote of the holders of at least a majority in voting power of the stock entitled to vote thereon, at an annual meeting of Stockholders, or at a special meeting thereof, the notice of which meeting shall include the form of the proposed amendment or supplement to or modification of these Restated Bylaws or of the proposed new bylaws, or a summary thereof; provided, however, that the Board may not take any of the following actions, unless (x) the Nominating/Governance Committee, acting by a vote of a majority of the Entire Committee, recommends to the Board that such actions be taken by the Board and (y) the Board, acting by a vote of a majority of the Entire Board, accepts such recommendation: any repeal of, amendment to, or adoption of any provision inconsistent with Section 5.5(c), Section 5.15~~4~~, the last sentence of Section 5.6 or this proviso.

ARTICLE 9

Restated Certificate to Govern

9.1 Restated Certificate to Govern. Notwithstanding anything to the contrary herein, if any provision contained herein is inconsistent with or conflicts with a provision of the Restated Certificate, such provision herein shall be superseded by the inconsistent provision in the Restated Certificate, to the extent necessary to give effect to such provision in the Restated Certificate.